UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	artificial intelligence and related new technologies that may present business, compliance and reputational risks;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: October 23, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions primarily received through July 31, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

To share information in as timely a manner as possible, we published our responses to July questions in multiple installments. This is the last of the installments.

Margins

1.	We are trying to understand what comp/benefits looks like in 2H’23 and 2024 might look like based on recent headcount trends. Could you break down the $76.8 million in comp/benefits growth in 1H’23 in terms of merit increase, headcount additions/investments (carryover), M&A (Praemium/LCD), bonus accruals, etc. similar to what was provided for full year 2022 in a prior 8-K response?

As you note, in the first half of 2023, compensation and related costs increased by $76.8 million relative to the prior-year period, excluding expenses added back in our calculation of adjusted operating income.

Key drivers of this increase included:

-	Roughly $21 million related to merit increases and the associated increases in benefits;
-	Roughly $12 million related to headcount additions associated with the LCD and Praemium acquisitions;
-	$4 million in severance related to the targeted reorganizations referenced in our second quarter shareholder letter; and
-	Roughly a $3 million increase in bonus expense primarily attributable to increased headcount

The remaining slightly more than $37 million was primarily associated with additional salaries and benefits associated with year-over-year headcount growth.

As you’ll also see from the graphic you’ve referenced, sales commissions increased by $5.5 million during the period.

Tax Rate

2.	What long-term tax rate should we assume in our models going forward? When will the remaining tax benefit (accrued) materialize – Q3 or Q4?

During 2022 and the first half of 2023, our effective tax rate has exhibited a relatively high level of variability. In 2022, our effective tax rate was 44.5%, a higher rate than we typically experience, and, in the first six months of 2023, our tax rate was 7.2%. The difference in the effective tax rates for 2022 and the first half of 2023 was due in large part to a retroactive tax election for 2021 and 2022, for which the tax benefits could not be recognized until we received approval from tax authorities. As a result, we established a tax reserve against the 2021 and 2022 tax benefits in 2022. The related tax reserve of $13.7 million had a 10.8 percentage point impact on our 2022 effective tax rate. In the second quarter of 2023, we received approval for the tax election, resulting in the recognition of $13.7 million of tax benefits, which sharply lowered our tax rate for the first half of the year. There are no remaining tax benefits to accrue for 2021 or 2022 since the entirety of the tax benefit was recognized in the second quarter of 2023.

Our effective tax rates in recent periods were as follows:

2019 – 23.1%

2020 – 21.1%

2021 – 24.5%

2022 – 44.5%

1H 2023 – 7.2%

Each year our effective tax rate tends to be different given discrete items that impact our rate. In addition, as a global taxpayer we see other impacts of increasing complexities in accounting for taxes (e.g., base erosion, minimum taxes, and tax transparency), which are high priorities in jurisdictions where we operate and could continue to affect our tax obligations and effective tax rate.

If we adjust for the tax reserve and tax benefit accrual discussed above, as well as certain other items crossing between 2022 (12 months) and 2023 (6 months) and several other discrete items, we likely would have realized a tax rate between 27.0% to 29.0% in both periods. Our current expectation is that a go-forward underlying rate would be within a consistent range, absent discrete items and further changes in tax regulation.

3.	What’s the timeline for the SEC enforcement action resolution and what was the accrual reserved for this (is this likely a small fine and immaterial to DBRS’ results)?

On September 29, 2023, the Securities and Exchange Commission (SEC) issued orders that resolved investigations at several financial firms, including two settlements with DBRS Morningstar resulting in a total of $8 million in penalties, which were paid early in the fourth quarter. Additional information is available on the SEC website at the following links:

-	https://www.sec.gov/files/litigation/admin/2023/34-98638.pdf
-	https://www.sec.gov/files/litigation/admin/2023/34-98636.pdf

Morningstar Sustainalytics

4.	Could you provide us with an update on the geographic mix of Sustainalytics – EMEA vs. US and approximate product mix? Could you quantify impact of US slower growth and softening of retail asset management and wealth segments on Sustainalytics? How much did this contribute to the slowing in license-based sales (+27% organic) compared with EMEA growth? How sustainable is the growth and demand from EMEA?

In FY 2022, EMEA accounted for slightly less than 60% of Morningstar Sustainalytics’ revenue, the Americas accounted for a little under 40%, and the Asia Pacific region accounted for a little under 10%. Through the first half of 2023, the revenue geographic breakdown remained consistent with that split. Investor Solutions accounted for roughly 80% of Morningstar Sustainalytics’ revenue in 2022 while Corporate Solutions accounted for roughly 20% of revenue. That split remained roughly the same through the first half of 2023, although Investor Solutions now accounts for a slightly bigger share of revenue compared to Corporate Solutions, reflecting the sharp slowdown in Second Party Opinions.

Organic year-over-year revenue growth for Morningstar Sustainalytics’ license-based products slowed across geographies in the second quarter of 2023 compared to rates in the first quarter of 2023. Growth rates slowed most significantly in North America, reflecting softening in certain parts of the retail asset management (fund data and essentials) and wealth segments. Revenue growth also slowed in EMEA, although it remained relatively robust. To provide a better sense of the revenue trend at Morningstar Sustainalytics, earlier this year we started breaking out license- and transaction-based growth trends each quarter. We do not disclose quantitative breakdowns beyond that level of detail.

New regulatory requirements as well as demand to support ESG integration in the investment selection process and advisory practices with wealth managers support future opportunities for the business in continental Europe. We also continue to see an opportunity to leverage the existing Morningstar client footprint in managed product data and analytics to grow this business.

PitchBook

5.	How do you quantify the penetration within each of your end markets for PitchBook on both customer count and $ penetration basis?

In May 2023, we noted that PitchBook had the highest penetration rates with investment banks and a significant opportunity within the large universe of non-investment bank service providers. We subsequently shared an updated Total Addressable Market (TAM) at our Annual Shareholder Meeting, with more details provided in our August 21, 2023 response to investor questions. The overall conclusions remain largely the same. Our greatest penetration rate is in the investment bank sector and to a lesser extent within private equity.

Our analysis of penetration rates is based on total client logos in a given segment as a percentage of total companies in the TAM for that segment. We think this analysis is directionally helpful but does have some limits. In particular, it does not account for ongoing opportunities to expand our relationship with existing clients. Indeed, we continue to see significant opportunities for growth across all of our primary segments, including investment banks.

6.	How much of the YTD and Q2’23 growth has been driven by new customers vs. existing customers? You cited conversion rates similar to long-term trends. What drove the Q2 sequential improvement in PitchBook sales on a $ basis (relative to the past few quarters)? What do conversion rates look like over the long-term? How are new business sales trending (by end market)?

As our existing client base has grown, the proportion of revenue growth coming from existing customers has generally increased. Last year (2022) was the first year that revenue growth related to the expansion of existing client relationships represented a higher percentage of total revenue growth than revenue coming from new clients. Through the first six months of 2023, growth has been roughly balanced between revenue coming from the expansion of existing client relationships and the addition of new clients.

In the second quarter of 2023, PitchBook revenue increased to $121.2 million, an increase of $6.4 million over the first quarter of 2023, when revenue totaled $114.8 million. That compared to a $4.0 million sequential increase from the fourth quarter of 2022, when revenue totaled $110.8 million, to the first quarter of 2023. We do expect to see variation in quarterly sequential growth rates. The change in the sequential trend that you observe is due primarily to strong revenue growth in the fourth quarter of 2022, which made for a more difficult comparison to the first quarter of 2023.

In August 2023, we noted that we’d seen a slight weakening of conversion rates in the core VC and PE markets after a particularly strong 2021 and first half of 2022, although they remained in line with long-term trends. We do not disclose conversion rates. New business sales were roughly in line with the breakdown of logos by client segment through the first six months of 2023. We plan to provide an update on the PitchBook product area through September 2023 with our third quarter earnings release.

7.	How many customers do you have in the “Company” segment in terms of client count? What does that represent as a % of PitchBook overall sales? For the company segment, what is the makeup of customers between smaller PE- or VC-backed businesses vs corporates (e.g., M&A or corporate development teams)? Could you quantify the impact of the slowdown in terms of churn % of this customer base and impact to renewal rates?

In a response published on August 23, 2023, we shared detail on the composition of PitchBook’s customer base by segment, including the company or corporate segment, which accounted for 31% of total logos as of April 2023. We also noted that the share of annual contract value (ACV) attributable to the company segment was slightly lower than the percent by logo count. The company segment continues to be our most vulnerable segment in the current market environment, with particular vulnerability with start-ups and corporate development teams.

Our corporate clients span a relatively wide range of different company sizes from smaller privately backed businesses to large multinational corporations. We do not disclose churn or renewal rates beyond the key product area level or additional breakdowns of PitchBook’s customers beyond the segment information detailed in the August response. That said, retention rates for this segment remained relatively steady for the first half of 2023. We plan to provide an update on the PitchBook product area in our third quarter earnings materials.

8.	What has been the impact of price on PitchBook’s growth in 1H’23 and over the last 12 months since the price increase was instituted middle of last year?

PitchBook revenue totaled $236.0 million in the first half of 2023, an increase of 22.8% compared to the prior-year period. The majority of the increase was due to increased volume from the addition of new logos and expansion of existing relationships at the time of renewal.

In addition, PitchBook implemented a meaningful price increase in mid-2022, and we continue to look for opportunities to increase prices at renewal. Price increases also contributed to revenue growth during the period.

9.	What % of 2022 customers have renewed in 2023 and how does that compare to long-term renewal rates for PitchBook (both on a customer count basis and on a $ renewal basis)?

We publish PitchBook’s annual net renewal rate annually. In 2022, PitchBook’s annual net revenue renewal rate was 121% and in a March 2023 response we noted in that annual net revenue renewal rates had averaged 121% between 2017 and 2022. Also in March 2023, we noted that revenue renewal rates remained consistent for our core client segments (including private equity and venture capital) through the second half of 2022; we did not see any change in that trend through the first half of 2023. Overall, for the PitchBook platform, in the first half of 2023, we saw some softening in the net renewal rate relative to the 2022 rate and the 2017-2022 average, which we attribute to hesitancy from some clients to expand their relationships given the current economic environment.

Leveraged Commentary & Data

10.	Could you please quantify the LCD investments made: one-time integration costs, hiring of sales, marketing, editorial and research staff and how large that is relative to LCD’s current sales base? LCD was cited as a -200bps headwind to ROIC calculation in 2022 at the AGM, and we would like to understand both the numerator effect (impact of revenue, expenses, and operating income) and denominator impact (capital spent on the deal) – could you please elaborate on each? What should LCD license-based ACV grow at once fully integrated with PitchBook?

In aggregate, we expect to invest close to $6 million in integration costs for the Leveraged Commentary & Data (LCD) acquisition in 2022 and 2023. We have made additional hires in key areas, but associated costs have not to date represented a significant part of the current sales base as we have utilized certain PitchBook resources (including sales and marketing) to drive growth. The 200 bps cited at the annual shareholder meeting was a rounding of the impact of the incremental $650 million of debt incurred to fund the acquisition on our aggregate return on invested capital (ROIC). The actual impact of the debt was approximately 170 basis points in 2022, which would be closer to 90 basis points if we also factor in the after-tax income of LCD from the date of the acquisition. As we describe in a separate question this month, we expect LCD to be additive to PitchBook’s long-term growth and expect to report LCD as part of PitchBook starting in 2024 as the two products approach full integration.

11.	Will LCD be disclosed as a key product area from 3Q? Under the ownership of Morningstar, what has been LCD’s performance so far in terms of revenue growth, KPI trend, etc.? We are looking for regular updates, either quarterly or annually on progress with LCD.

We determine inclusion in our key product area list based on total revenue and update this list annually. Since the acquisition in mid-2022, LCD index-related revenue has been included in the reported growth of the Morningstar Index product area and the asset-based revenue product grouping; the remaining revenue is included in the total revenue from license-based products but not included in revenue reported for the PitchBook key product area. LCD didn’t meet the threshold to be included as a separately disclosed key product area for 2023. In 2024, we will report LCD as part of PitchBook.

So far, we’re pleased with the progress we’re making post-acquisition to bring the richness of LCD’s data, news, and research onto one platform. Recent enhancements include the integration of LCD news into the PitchBook platform, significant expansion of deals, bonds, and loans data available, and the launch of The Credit Pitch newsletter to a broad group of leveraged finance market participants. We’ll largely complete the platform integration work in the first half of 2024.

Our attention is now shifting to expanding relationships with existing clients and attracting new clients, drawn by the additional use cases we’re now able to support, especially in the rapidly growing private credit market. We’ve had good initial results here with new sales and client expansion that have come as a direct result of LCD. So, for example, we’ve seen significant client expansion opportunities as a result of extending private credit data and news coverage, particularly as market trends have favored private credit. We’ve also seen opportunities where the strength of our combined offering, including private equity and private credit fund data and expansive coverage of private equity, and debt transactions, has helped us deliver better value and expand client relationships. Finally, the addition of syndicated loan and high-yield bond coverage not previously available on the PitchBook platform has driven new sales.

We’re closely tracking a variety of metrics from engagement with LCD research and analytics to existing client retention and expansion and new sales and prospects specifically attributable to LCD use cases. With much of the integration still relatively recent, we’re early in this process, but we’ve been pleased with our ability to retain clients through the transition and the feedback we’ve heard so far.

At the same time, Morningstar Indexes has fully completed the integration of the LCD Leveraged Loan Indexes into its global index product and service platform.

Investment Management

12.	Aside from timing for client billings and market impacts, why has organic growth been weak? What have been the net flows for Investment Management in 1H’23 excluding market impacts?) Could you disclose the contribution of market appreciation vs cash inflows/outflows for Investment Management AUM for the past 6 quarters?

Through the first six months of 2023, Investment Management revenue declined 3.0% or 11.3% on an organic basis (which excludes the Praemium acquisition and foreign currency effects). This decline was driven primarily by market impact and the timing of client billings. Although certain revenue in Investment Management is tied to performance during the quarter, there is a lag with many contracts tied to assets under management and advisement (AUMA) at the end of the previous quarter. As of December 2022, AUMA had declined by 10.9% compared with the prior-year period, excluding assets related to the acquisition of Praemium’s U.K. and international offerings; as of March 2023, AUMA declined by 9% compared with the prior-year period, excluding Praemium.

The volatile market environment also created challenges in attracting new advisors to the platform. Over the six quarters ended June 2023, net inflows to Managed Portfolios directly distributed through advisors was modestly positive, with slightly negative flows for the U.S. offset by positive net flows outside the U.S. For the first half of 2023, the trend was similar, with modestly positive net flows, reflecting strong net inflows on a percentage basis outside the U.S. and flat net inflows for the U.S. Managed Portfolios, Investment Management’s flagship product, accounts for a large majority of total Investment Management revenues and the directly-distributed product, which accounts for the majority of Managed Portfolios’ AUMA, is the focus of our recent investments.

We are considering updates to how we disclose AUM for these products, but do not currently share quarterly flows.

13.	When will the $30-40m incremental organic spending in ’21-22 begin to gain traction & drive stronger organic performance in this segment? What areas within Wealth Management are we pivoting to save on operating costs? Why did we make these “counter cyclical” investments now?

At our annual shareholders’ meeting in May, we noted that we expect the return horizon for our investments in Morningstar Wealth to be three to five years, a longer payoff period compared to the investments we’ve made in our license-based product areas. We expect returns in Morningstar Wealth will be driven by sustained net inflows to drive asset growth and revenue, supported by investments that were largely geared at building our global wealth platforms. (For more details on the investments we made, please see the response to a related question published on August 21, 2023.) For the first half of 2023, net flows to our directly-distributed Managed Portfolios product, which has been the focus of our recent investments, have been modestly positive, reflecting strong net inflows on a percentage basis outside the U.S. and flat net inflows for the U.S.

We’ve acknowledged that the investments we’ve made in Morningstar Wealth were countercyclical. However, we think it’s important to take a long-term approach to our investments and to take advantage of opportunities that we believe will create long-term value for shareholders even when the external environment is more challenging.

That said, the sharp declines in global markets in 2022 have meant that we’ve tracked behind our initial goals for Morningstar Wealth. In the third quarter, we took actions to reduce Morningstar Wealth headcount and also identified opportunities to decrease non-compensation-related operating costs, including expenses related to third-party contractors and other vendors, travel, marketing and infrastructure. We continue to prioritize and support the U.S. and international wealth platforms, which we believe offer attractive opportunities to scale and generate long-term returns.

Indexes

14.	Where have you seen the greatest success in Morningstar Indexes that has driven incremental growth? What is the mix of license-based vs asset-based for Morningstar Indexes? What has the growth of Morningstar Indexes’ license-based products been compared with asset-based?

Morningstar Indexes’ industry-leading growth in recent years has been driven by several different factors. In the asset-based area, which comprises investable products, we’ve had meaningful success with products that leverage proprietary research and analytics from across Morningstar, including Morningstar Equity Research, Morningstar Sustainalytics, and PitchBook. For example, strong net inflows to the VanEck Morningstar Wide Moat ETF MOAT, which is powered by Morningstar equity analyst research, were a contributor to revenue growth for the year-to-date through June 2023. We’ve also seen strong growth in our licensed index data products, which accounted for the majority of license-based revenues in 2022 and the first half of June 2023.  Licensed data has benefited from client uptake of proprietary, differentiated indexes as well as clients opting to switch to Morningstar Index benchmarks from incumbent providers. We believe that clients are seeing the benefit of transitioning mandates to a global index provider with competitive capabilities and a differentiated offering that provides good value.

In 2022, Morningstar Indexes’ asset-based revenue accounted for roughly 80% of total Morningstar Index revenue, while license-based revenue accounted for roughly 20% of total revenue. Prior to 2023, we reported all Morningstar Indexes’ revenue in the asset-based revenue category. Starting in 2023, we updated our revenue-type classifications to account for product areas with more than one revenue type. Since then, we’ve reported Morningstar Indexes’ asset- and license-based revenue in the appropriate revenue groups.

We’ve seen strong growth in both asset-based and license-based Morningstar Indexes products. During 2022 and the first half of 2023, growth rates have been higher for the license-based products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 23, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer